UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________

Ormat Technologies, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	88-0326081 (I.R.S. Employer Identification No.)

6225 Neil Road, Suite 300 Reno, Nevada (Address of Principal Executive Offices)	89511 (Zip Code)
_______________

Ormat Technologies, Inc. 2012 Incentive Compensation Plan
(Full title of the plan)
_______________

Connie Stechman
Vice President
Ormat Technologies, Inc.
6225 Neil Road, Suite 300
Reno, Nevada 89511
(775) 356-9029
(Name, address and telephone number, including area code, of agent for service)
_______________

Copies to:
Charles E. Hord, Esq.
Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 408-5100
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller reporting company	☐

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(¹)	Proposed maximum offering price per share(²)	Proposed maximum aggregate offering price(²)	Amount of registration fee
Common Stock, par value $.001 per share (3)	4,000,000 shares	$21.72	$86,880,000	$9,956

(¹)  Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock that become issuable under the Ormat Technologies, Inc. 2012 Incentive Compensation Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(²)  Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low prices of the registrant's Common Stock as reported on The New York Stock Exchange on May 14, 2012.ds

(3)  The Registration Statement on Form S-8 also pertains to the preferred share purchase rights associated with the Common Stock.  Until the occurrence of certain prescribed events, the rights are not exercisable and trade with registrant’s Common Stock.  The value attributable to the rights, if any, is reflected in the market price of the Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the introductory note to Part I of Form S-8.  The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b)(1).  The documents containing the information specified in Part I and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Ormat Technologies, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents previously filed with the Commission:

(a)           The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on February 29, 2012;

(b)           The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed on May 10, 2012;

(c)           The Company’s Current Report on Form 8-K filed on May 10, 2012;

(d)           The Company’s Current Report on Form 8-K filed on May 9, 2012;

(e)           The Company’s Current Report on Form 8-K filed on March 26, 2012;

(f)           The Company’s Current Report on Form 8-K filed on March 16, 2012;

(g)           The Company’s Current Report on Form 8-K filed on February 27, 2012;

(h)           The Company’s Current Report on Form 8-K filed on January 30, 2012;

(i)            The description of the Company’s common stock contained in the Registration Statement on Form 8-A (File No. 001-32347), filed on November 8, 2004.

In addition, each document or report subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such documents.  Notwithstanding the foregoing, the Company is not incorporating any document or other information furnished and not filed in accordance with Commission rules.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”), permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of his or her duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;
•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or
•	any transaction from which the director derived an improper personal benefit.

As permitted by Section 102(b)(7) of the DGCL, the Company's Certificate of Incorporation contains a provision that provides for such limitation of liability.  The effect of this provision is to restrict the Company's rights and the rights of the Company's stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duty as a director.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Company, subject to certain limitations.  The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  As permitted by Section 145 of the DGCL, the Company's By-laws provide that the Company has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the Company, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding.

In addition, the Company has entered into separate indemnification agreements with certain of its directors and officers that provide indemnification to its directors and officers under certain circumstances for acts or omissions, which may not be covered by directors and officers liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company also maintains standard policies of insurance under which coverage is provided to its directors and officers to insure against certain liabilities that such persons may incur in their capacities as directors and officers of the Company.

Item 7.    Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1
Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to Ormat Technologies, Inc. Registration Statement on Form S-1 (File No. 333-117527) filed on July 20, 2004.

4.2	Third Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 to Ormat Technologies, Inc. Current Report on Form 8-K filed on February 26, 2009.

4.3	Form of Common Share Stock Certificate, incorporated by reference to Exhibit 4.1 to Ormat Technologies, Inc. Registration Statement on Form S-1 (File No. 333-117527) filed on July 20, 2004.

4.4	Ormat Technologies, Inc. 2012 Incentive Compensation Plan, incorporated by reference to Appendix A to Ormat Technologies, Inc.’s Definitive Proxy Statement on Schedule 14A filed on March 26, 2012.

5.1      Opinion of Chadbourne & Parke LLP, filed herewith.

23.1    Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, filed herewith.

23.2    Consent of Chadbourne & Parke LLP (contained in Exhibit 5.1), filed herewith.

Item 9.    Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, Nevada, on May 18, 2012.

ORMAT TECHNOLOGIES, INC.

By:	/s/ Yehudit Bronicki
Name: Yehudit Bronicki
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yehudit Bronicki Yehudit Bronicki	Chief Executive Officer (Principal Executive Officer) and Director	May 18, 2012
/s/ Joseph Tenne Joseph Tenne	Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2012
/s/ Lucien Bronicki Lucien Bronicki	Chairman of the Board of Directors & Chief Technology Officer	May 18, 2012
/s/ Yoram Bronicki Yoram Bronicki	President, Chief Operating Officer & Director	May 18, 2012

/s/ Dan Falk Dan Falk	Director	May 18, 2012

EXHIBIT INDEX

Exhibit No.                      Description of Document

4.1
Second Amended and Restated Certificate of Incorporation, incorporated by reference to Exhibit 3.1 to Ormat Technologies, Inc. Registration Statement on Form S-1 (File No. 333-117527) filed on July 20, 2004.

4.2	Third Amended and Restated By-laws, incorporated by reference to Exhibit 3.2 to Ormat Technologies, Inc. Current Report on Form 8-K filed on February 26, 2009.

4.3	Form of Common Share Stock Certificate, incorporated by reference to Exhibit 4.1 to Ormat Technologies, Inc. Registration Statement on Form S-1 (File No. 333-117527) filed on July 20, 2004.

4.4	Ormat Technologies, Inc. 2012 Incentive Compensation Plan, incorporated by reference to Appendix A to Ormat Technologies, Inc.’s Definitive Proxy Statement on Schedule 14A filed on March 26, 2012.

5.1	Opinion of Chadbourne & Parke LLP, filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, filed herewith.

23.2	Consent of Chadbourne & Parke LLP (contained in Exhibit 5.1), filed herewith.